Exhibit 10.11

FORM OF EMPLOYMENT AGREEMENT

This Employment Agreement (as the same may be amended from time to time, this "Agreement"), is entered into as of [●] (the "Effective Date"), between PHCC OP, LP, a Delaware limited partnership (the "Company"), and Paige Deskin, an individual (the "Executive").

R E C I T A L S

WHEREAS, the Company desires to employ the Executive, and the Executive has agreed to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.          Employment. The Company hereby agrees to employ the Executive to serve in the capacities described in this Agreement, and the Executive agrees to accept such employment and perform such services, upon the terms and subject to the conditions set forth herein.

2.          Term. Unless the Executive's employment shall sooner terminate pursuant to Section 9 hereof, the Company shall employ the Executive for a term commencing on the Effective Date and ending on the two (2) year anniversary of the Effective Date (the "Initial Period"). Effective upon the expiration of the Initial Period and of each Additional Period (as defined below), the Executive's employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one (1) year (each, an "Additional Period"), in each such case, commencing upon the expiration of the Initial Period or the then current Additional Period, as the case may be, unless, at least sixty (60) days prior to the expiration of the Initial Period or such Additional Period, either party shall give written notice to the other (a "Non-Extension Notice") of its intention not to extend the Term (as defined below). The period during which the Executive is employed pursuant to this Agreement shall be referred to as the "Term."

3.          Duties and Responsibilities.

(a)        Title. The Executive shall hold the title of Chief Financial Officer of Preston Hollow Community Capital, Inc. ("Corporation") [and shall hold the positions and titles of other affiliates of other affiliates of the Corporation and the Company as are listed in Appendix A], and shall have such authority and responsibility as is customary for such position consistent with the constituent documents of the Company (as the same may be amended from time to time, the "Constituent Documents") or as otherwise determined by the Chief Executive Officer or the board of directors of the Corporation (the "Board").

(b)        Standard of Care. The Executive shall at all times perform her duties and responsibilities honestly, diligently, in good faith and to the best of her ability and shall observe and comply with all of the policies and procedures established by the Company and the Board from time to time (including any employee handbook, compliance manual or code of ethics of the Company or any of its subsidiaries) that are applicable to the Company's senior executives, and with all applicable laws, rules and regulations imposed by any governmental or regulatory authorities.

(c)        Devotion of Time. The Executive will exercise her best efforts in furtherance of, and devote all of her business time (except for vacation as permitted hereunder and reasonable absence for illness) to, the operation of the business and affairs the Company and its subsidiaries; provided, however, that the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs and (ii) managing her and her family's personal investments, so long as such activities do not, individually or in the aggregate, (x) violate any covenants applicable to the Executive hereunder or under any other document, agreement or instrument to which the Executive is a party or (y) interfere with the performance of the Executive's duties and responsibilities as an employee of the Company and its subsidiaries in accordance with the terms hereof.

(d)        Situs of Work. The Executive shall be principally based at the Company's executive headquarters in Dallas, Texas or such other locations agreed to by the Executive and the Company, subject to such reasonable travel as may be necessary to fulfill the Executive's obligations under this Agreement.

4.          Compensation. As compensation for her services hereunder and in consideration of the covenants set forth in this Agreement:

(a)        Base Salary. The Company shall pay to the Executive an annual base salary (the "Base Salary") equal to four hundred thousand dollars ($400,000) per annum. The Executive's Base Salary shall be subject to annual review by the compensation committee of the Board and may be increased, but not decreased (except as described in Section 8(f)(ii) below), without the consent of the Executive, from time to time by the Board (or a committee of the Board) in its sole discretion. The Base Salary shall be payable in accordance with the Company's customary payroll practices and procedures and shall be prorated for any partial period during the Term.

(b)        Annual Performance Bonus. In addition to Base Salary, the Executive shall be eligible to receive annual bonus compensation each fiscal year thereafter during the Term, in an amount to be determined for each such fiscal year by the compensation committee of the Board in its sole discretion based upon such committee's assessment of the Company and the Executive during the relevant fiscal year (the bonus for each respective year, the "Annual Bonus"). Except as provided in Section 9(c) below, the Executive shall not be entitled to receive an Annual Bonus unless she is employed by the Company through the date such Annual Bonus is paid. Any Annual Bonus shall be paid to the Executive in cash on or before March 15 of the year following the fiscal year to which such Annual Bonus relates.

5.           Executive Benefits. The Executive shall be entitled to participate in all employee benefit plans and programs (including, without limitation, retirement, medical, disability and life insurance plans and programs) that are established and made generally available by the Company or one of its subsidiaries from time to time to its senior executives, subject, however, to the applicable eligibility requirements and other provisions of such plans and programs (including, without limitation, requirements as to position, tenure, location, salary, age and health). The Company shall have the unlimited right in its sole and absolute discretion to change its benefit plans and programs from time to time so long as any such change does not discriminate against the Executive and does not diminish the economic value of the Executive's compensation and benefits, and this Agreement shall be deemed automatically amended upon the effectiveness of such change.

6.          Vacation. The Executive shall be entitled to three weeks of vacation per year in accordance with the Company's policies for senior executives of the Company, as modified from time to time, provided that such vacation shall not adversely interfere with the Executive's operation of the business and affairs of the Company and its subsidiaries.

7.          Reimbursement of Expenses. The Company shall pay or reimburse the Executive for all reasonable, documented and necessary travel, business entertainment and other out-of-pocket expenses actually incurred by him in connection with the performance of her duties hereunder in accordance with the Company's travel policies and expense reimbursement guidelines or such other policies, procedures and limits of the Company as in effect from time to time (as determined by the Board) including, without limitation, the submission of reasonable written verification or receipts documenting such expenses.

8.          Termination. The Executive's employment hereunder may be terminated as follows:

(a)        For Cause. The Company shall have the right, in addition to any other rights and remedies that the Company may have (at law, in equity or otherwise), to immediately terminate the Term and the Executive's employment with the Company or any of its subsidiaries hereunder by delivery of written notice to the Executive approved by the Board after the occurrence of any event constituting "Cause." For purposes of this Agreement, "Cause" shall mean: (i)  the Executive has engaged in one or more acts constituting a felony; (ii) the Executive refuses to comply with direct instructions of the Chief Executive Officer, the Board or her or its designee that are consistent with Executive's duties to the Company and with relevant requirements of applicable law, as set forth in a written notice to Executive, such compliance to be within fifteen (15) days following such notice or such other time as may be reasonably required for such compliance as determined by the Company in good faith; (iii) the Executive engages in intentionally dishonest or willful misconduct; (iv) the Executive perpetrates a fraud, theft, or embezzlement or misappropriation against or affecting the Company, any subsidiary, any of their respective affiliates or any customer, client, agent, creditor, equity holder or employee of the Company, such subsidiary, or any of their respective affiliates; (v) the Executive breaches any material representation or warranty that such person made, or material obligation that such person owes, to the Company or any of its subsidiaries or affiliates under this Agreement, the Operating Partnership Agreement of the Company, or any other written agreement, which breach, to the extent curable, is not cured within fifteen (15) days following receipt of written notice from the Company or such subsidiary; (vi) the Executive is indicted on charges of, commits, or is convicted of, or enters a plea of guilty or nolo contendere to, a felony or a crime involving fraud or dishonesty; (vii) the Executive habitually abuses alcohol or controlled substances without a prescription or (viii) the Executive violates any Law or other regulations applicable to the Company, any subsidiary or any of their respective affiliates or breaches any of her duties to the Company, any subsidiary or any of their respective affiliates that in each case, for purposes of this clause (ix), materially and adversely affects the Company, any subsidiary or any of their respective affiliates, unless such action or conduct is curable and is cured within fifteen (15) days following receipt of written notice from the Company or such subsidiary.

(b)        Death. The Term shall automatically terminate without notice to either party in the event of the Executive's death.

(c)        Disability. The Company shall have the right to terminate the Term and the Executive's employment with the Company or any of its subsidiaries hereunder in the event of Disability. For purposes of this Agreement, "Disability" shall mean that the Executive shall be unable to perform because of illness or incapacity, physical or mental, the essential functions, duties and responsibilities to be performed by the Executive for a consecutive period of one hundred and eighty (180) days during any consecutive twelve (12) month period.

(d)        Without Cause. The Company shall have the right to terminate the Term and the Executive's employment with the Company or any of its subsidiaries at any time without Cause on ten (10) days prior written notice to the Executive.

(e)        Mutual Agreement. The parties may terminate the Executive's employment with the Company or any of its subsidiaries hereunder upon their mutual written consent.

(f)         Good Reason. The Executive may terminate the Term and her employment with the Company and any of its subsidiaries hereunder for good reason ("Good Reason") following the occurrence of one or more of the events constituting "Good Reason." For purposes of this Agreement, "Good Reason" shall mean the occurrence of one or more of the following events (unless such event is curable, in which case such event will not constitute Good Reason unless such event remains uncured fifteen (15) days following receipt by the Company of written demand from the Executive to cure such event): (i) the Company's or any subsidiary's failure to pay any salary or any other material compensatory amounts due to the Executive when such payments or amounts are due; (ii) a reduction in the Executive's base salary (other than due to the Company's or its subsidiaries' financial performance or cash needs, and provided such reduction is applied in like proportion to all similarly situated executives of the Corporation or the Company); (iii) a relocation of the Executive's primary place of work to a site more than fifty (50) miles from the Executive's primary place of work as of the Effective Date resulting in a commute for the Executive of not less than an additional 50 miles; or (iv) a material diminution in the Executive's duties, responsibilities, authority or reporting lines. Notwithstanding anything to the contrary contained in this Agreement, in order for the Executive to terminate her employment hereunder for Good Reason, the Executive must provide written notice to the Company within the thirty (30) day period commencing upon the occurrence of the Good Reason.

(g)       Without Good Reason. The Executive shall have the right to terminate the Term and the Executive's employment with the Company and any of its subsidiaries at any time without Good Reason on sixty (60) days prior written notice to the Company. The Company, in its sole discretion, may reduce or eliminate such notice period, provided that such termination shall continue to be deemed to be by Executive without Good Reason.

(h)        Effect of Termination. Effective as of any date of termination of the Executive's employment with the Company or any of its subsidiaries, without any further action required by any party, the Executive shall be removed from, and shall no longer hold, all positions then held by him with the Company or any of its subsidiaries. The Executive agrees that she shall execute any documentation, resignations or similar documents reasonably necessary to give effect to the provisions of this Section 8(h).

(i)         Cessation of Professional Activity. Upon delivery of a written notice of termination by any party, the Company may relieve the Executive of her duties and responsibilities and require the Executive to immediately cease all professional activity on behalf the Company and its subsidiaries. In addition, in the event that the Board determines that there is a reasonable basis for it to investigate whether circumstances exist that would, if true, permit the Board to terminate the Executive's employment for Cause, the Board may relieve the Executive of her duties and responsibilities during the pendency of such investigation. During any period that the Executive is relieved of duties and responsibilities pursuant to this Section 8(i), the Executive shall continue to be entitled to all salary, benefits, reimbursements, vesting of Incentive Common Units and any other consideration provided for under this Agreement.

9.          Payments Upon Termination.

(a)        Payments Upon Termination (other than with Good Reason, without Cause or upon the Company's delivery of a Non-Extension Notice). If the Executive's employment with the Company or its subsidiaries shall be terminated during the Term as a result of any of the events set forth in Sections 8(a), (b), (c), (e) or (g) hereof or as a result of the Executive having terminated her employment with the Company for any reason, including the Executive's delivery of a Non-Extension Notice (other than pursuant to Section 8(f) hereof), then the Company shall:

(i)             pay to the Executive (or her heirs and/or personal representatives) her Base Salary at the time of termination earned through the date of termination (to the extent not already paid); and

(ii)            reimburse the Executive for any expenses for which the Executive is entitled to reimbursement under Section 7 hereof;

provided that upon the satisfaction of its obligations in this Section 9(a), the Company shall have no further obligation to the Executive under this Agreement.

(b)        Payments Upon Termination (upon the Company's delivery of a Non-Extension Notice). If this Agreement and the Executive's employment with the Company or its subsidiaries shall be terminated upon the Company's delivery of a Non-Extension Notice, then the Company shall:

(i)             pay or reimburse the Executive for the amounts set forth in clauses (i) and (ii) of Section 9(a) hereof;

(ii)            continue to pay the Base Salary and to provide coverage under the Company's (or its subsidiary's) applicable medical and dental plans for a period of twelve (12) months following the date of termination, with such Base Salary payments made in equal installments in accordance with the Company's standard payroll practices beginning as soon as practicable after the Executive executes and delivers the release required pursuant to Section 9 (d) and such release becomes nonrevocable;

provided that, upon the satisfaction of its obligations in this Section 9(b), the Company shall have no further obligation to the Executive under this Agreement, except that any equity awards granted under the Equity Incentive Plan to the Executive as described in Section 4(c) shall be governed in all respects by the Equity Incentive Plan and applicable grant agreement; and provided, further, that the Company's obligation to make payments pursuant to Section 9(b)(ii) shall terminate immediately in the event that Executive breaches or has breached any obligation under Sections 10 and 11 hereof, provided that, if the breach is curable, the Company shall first provide notice to the Executive and a fifteen (15) day opportunity for the Executive to cure such breach.

(c)         Payments Upon Termination (with Good Reason or without Cause). If this Agreement and the Executive's employment with the Company or its subsidiaries shall be terminated during the Term pursuant to Section 8(d) hereof (for a reason other than those covered by Sections 8(a), (b), (c), (e) or (g) hereof), or if the Executive shall terminate her employment pursuant to Section 8(f) hereof, then the Company shall:

(i)            pay or reimburse the Executive for the amounts set forth in clauses (i) and (ii) of Section 9(a) hereof;

(ii)           pay to the Executive a pro rata Annual Bonus for the year in which such termination occurs in an amount equal to (a) 100% of the Annual Bonus earned by the Executive in the year prior to such termination multiplied by (b) a fraction, the numerator of which is the number of days in such year from January 1 through the date of termination and the denominator of which is 365, payable as and when such Annual Bonus would have been payable had the Executive's employment not terminated; and

(iii)          continue to pay the Base Salary and to provide coverage under the Company's (or its subsidiary's) applicable medical and dental plans for a period of twenty-four (24) months following the date of termination, with such Base Salary payments made in equal installments in accordance with the Company's standard payroll practices beginning as soon as practicable after the Executive executes and delivers the release required pursuant to Section 9(d) and such release becomes nonrevocable;

provided that, upon the satisfaction of its obligations in this Section 9(c), the Company shall have no further obligation to the Executive under this Agreement, except that any equity awards granted under the Equity Incentive Plan to the Executive as described in Section 4(c) shall be governed in all respects by the Equity Incentive Plan and applicable grant agreement; and provided, further, that the Company's obligation to make payments pursuant to Sections 9(c)(ii) and 9(c)(iii) shall terminate immediately in the event that Executive breaches or has breached any obligation under Sections 10 and 11 hereof, provided that, if the breach is curable, the Company shall first provide notice to the Executive and a fifteen (15) day opportunity for the Executive to cure such breach.

(d)        Release. The Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Sections 9(b)(ii), 9(c)(ii) and 9(c)(iii), that the Executive will execute a general release agreement, in form and substance reasonably satisfactory to the Company, releasing any and all claims the Executive may have arising out of the Executive's employment (other than enforcement of this Section 9) and deliver such executed release to the Company not later than fifty-two (52) days after the date of termination. The Company shall provide the form of release to the Executive within five (5) business days after termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason. The Executive shall not be entitled to receive any amount under Sections 9(b)(ii), 9(c)(ii) or 9(c)(iii) unless the release has become fully enforceable and nonrevocable prior to the sixtieth (60th) day after the date of termination.

10.        Confidential Information.

(a)         The Executive agrees to at all times during the Term and thereafter: (i) hold in the strictest confidence and neither use in any manner detrimental to the Company or any of its subsidiaries or affiliates, nor disclose, publish or divulge, directly or indirectly, to any individual or entity, any Confidential Information; and (ii) inform all other persons or entities to whom the Executive discloses Confidential Information of the proprietary interest and nature of such Confidential Information and of the recipient's obligations to keep such information confidential. The Executive agrees that the foregoing restrictions shall apply whether or not such information is marked "Confidential".

(b)        For purposes of this Agreement, the term "Confidential Information" shall include, with respect to the Company and each of its subsidiaries, all data, information, reports, interpretations, forecasts and records, financial or otherwise, including all property owned by the Company and each of its subsidiaries or in which any of them have any rights and information related to the business or financial affairs of the Company and each of its subsidiaries, including but not limited to customer lists and accounts, prospective customer lists, customer data, systems, policies, manuals, advertising, marketing plans, marketing strategies, research, trade secrets, business plans, financial data, strategies, methods of conducting business, cost and pricing information, formulas, processes, procedures, standards, manuals, techniques, designs, technology, confidential reports, computer software, financial and performance results and other data, telephone and other contact lists, contract forms, catalogues, books, records, files and all other information, knowledge, or data of any kind or nature relating to the products, services, customers, financing sources, employees, investors or business of the Company and each of its subsidiaries. The term "Confidential Information" does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by any person having an obligation of confidentiality to the Company or any of its subsidiaries; (ii) was or becomes available to the Executive on a non-confidential basis from a source other than the Company and its subsidiaries and affiliates and other than in connection with the Executive's employment by the Company; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its subsidiaries with respect to such information; (iii) is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by any law, rule or regulation, or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, after notice of such requirement has been given to the Company, and the Company has had a reasonable opportunity to oppose such disclosure; or (iv) is disclosed with the written approval of the Board.

(c)        If the Executive becomes legally required (whether by deposition, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any Confidential Information, she will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and the Executive will, at the Company's expense, cooperate with and assist the Company in securing such protective order or other remedy. In the event that such protective order is not obtained, or the Company waives compliance with the provisions of this Section 10 to permit a particular disclosure, the Executive shall furnish only that portion of the Confidential Information that she is advised by counsel in writing is legally required to be disclosed and shall exercise her reasonable best efforts to obtain reliable assurances that confidential treatment will be afforded the Confidential Information. The Executive further agrees that all memoranda, disks, files, notes, records or other documents that contain Confidential Information, whether in electronic form or hard copy, and whether created by the Executive or others, that come into her possession, shall be and shall remain the exclusive property of the Company to be used by the Executive only in the performance of her obligations hereunder.

(d)        The Executive is hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, notwithstanding any other provision of this Agreement to the contrary, the Executive has the right to (1) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (2) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

11.        Return of Documents and Property. Upon termination of the Executive's employment with the Company or any of its subsidiaries (for any reason) or at any other time upon the request of the Company, the Executive (or her heirs or personal representatives): (a) shall deliver, or cause to be delivered, to the Company, and shall not retain, all memoranda, disks, files, notes, records, documents or other materials obtained in connection with the Executive's employment with the Company or any of its subsidiaries or which otherwise relate to the business of the Company and its subsidiaries (whether or not containing Confidential Information) and shall not retain any copies thereof in any format or storage medium (including computer disk or memory); (b) purge from any computer system in her possession, other than those owned by and returned to the Company or any of its subsidiaries, all computer files that contain or are based upon any Confidential Information and confirm such purging in writing to the Company; and (c) return any other property that rightfully belongs to the Company or any of its subsidiaries, including, without limitation, computers and cellular phones, in accordance with the Company's policy in effect from time to time.

12.         Enforceability of Restrictive Covenants.

(a)         In the event that the Executive's employment with the Company or any of its subsidiaries (i) is terminated by the Company or such subsidiary for any reason other than for Cause (including the Company's delivery of a Non-Extension Notice) or (ii) the Executive terminates her employment with the Company for Good Reason, then the terms of both the Non-Compete Period and the Vendor Non-Solicitation Period shall be reduced such that they end on the twelve (12) month anniversary of the conclusion of the Term.

(b)        The Executive hereby acknowledges and agrees that (i) the restrictions on her activities contained in Sections 10 and 11 hereof are necessary for the reasonable protection of the Company, its subsidiaries and their goodwill and are a material inducement to the Company entering into this Agreement and (ii) a breach or threatened breach of any such provisions will cause irreparable harm to the Company and its subsidiaries for which there is no adequate remedy at law.

(c)        The Executive agrees that in the event of any breach or threatened breach of any provision contained in Sections 10 and 11 hereof, the Company shall be entitled, in addition to any other rights or remedies available to the Company at law, in equity or otherwise, to a temporary, preliminary or permanent injunction or injunctions and temporary restraining order or orders to prevent breaches of such provisions and to specifically enforce the terms and provisions thereof.

(d)        The parties acknowledge that the time, scope and other provisions contained in Sections 10 and 11 hereof are reasonable and necessary to protect the goodwill and business of the Company and its subsidiaries and affiliates. Notwithstanding the foregoing, if any covenant contained in Sections 10 and 11 hereof is held to be unenforceable by reason of the time or scope, such covenant shall be interpreted to extend to the maximum time or scope for which it may be enforced as determined by a court making such determination, and such covenant shall only apply in its reduced form to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(e)         In the event of any breach by the Executive of any of the restrictive covenants contained in Sections 10 and 11 hereof, the running of the period of the applicable restriction shall be automatically tolled and suspended for the duration of such breach, and shall automatically recommence when such breach is remedied in order that the Company or any of its subsidiaries or affiliates shall receive the full benefit of the Executive's compliance with each of the covenants contained in Sections 10 and 11 hereof.

(f)         The provisions of Sections 10, 11 and 12 hereof are in addition to and supplement any other agreements, covenants or obligations to which the Executive is or may be bound from time to time, including agreements, covenants and obligations set forth in the Operating Partnership Agreement of the Company, the Equity Incentive Plan and any grant agreement.

13.        Representations and Warranties; Indemnity. The Executive represents and warrants to the Company that the execution and delivery of this Agreement by him and the performance by him of her obligations hereunder shall not constitute (with or without notice or lapse of time or both) a breach or violation of a provision of any understanding, contract or commitment, written or oral, express or implied, to which the Executive is a party or to which the Executive is or may be bound, including, without limitation, any understanding, contract or commitment with any present or former employer, in each case, that imposes restrictions that would, or would reasonably be expected to, interfere with the Executive's ability to perform her obligations under this Agreement. The Executive hereby agrees to indemnify and hold the Company harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and expenses) incurred by the Company in connection with any such breach or violation by the Executive of any such understanding, contract or commitment.

14.        Taxes. Payment of all compensation and benefits to the Executive by the Company shall be subject to all legally required and customary withholdings. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to the Executive under this Agreement, including, without limitation, under Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code") and applicable administrative guidance and regulations. It is intended that this Agreement will comply with Section 409A and all regulations and guidance issued thereunder to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.

(a)         Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a "deferral of compensation" subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-l(b)(4) ("short-term deferrals") and (b)(9) ("separation pay plans," including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6.

(b)        Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Executive is deemed to be a "specified employee" within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of "separation from service" within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are "deferred compensation" subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of separation from service or, if earlier, the date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)        Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-l(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive's "separation from service" occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive's "separation from service" occurs. To the extent any indemnification payment, expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement or the provision of any in-kind benefit in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

15.        Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns, and the Executive consents to the assignment by the Company of its rights and obligations under this Agreement to any subsidiary the Company or to any purchaser or assignee of all or substantially all of the stock or assets of the Company or its business. The Executive may not assign any of her rights or delegate any of her duties hereunder without the prior written consent of the Board (which may be granted or withheld in the Board's sole discretion).

16.        Entire Agreement. This Agreement and the agreements referred to herein, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof and thereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby cancelled and terminated.

17.        Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

18.        Survival. Subject to the last sentence of Section 2, the provisions of Sections 8(h) and 9 through 33 hereof shall survive the termination or expiration of this Agreement and the Term.

19.         Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given (a) upon actual receipt by the party to which such notice shall be directed if delivered by hand or sent by facsimile or electronic mail; (b) three (3) days after the date of deposit in the mail, postage prepaid, if mailed by U.S. certified or registered mail; or (c) on the next business day, if sent by prepaid overnight courier service, in each case, addressed as follows:

(a)         If to the Executive, to:

Paige Deskin
c/o PHCC OP, LP
1717 Main Street, Suite 3900
Dallas, TX 75201
E-mail: [Omitted]

(b)         If to the Company to:

PHCC OP, LP
1717 Main Street, Suite 3900
Dallas, TX 75201
Attn: General Counsel
E-mail: [Omitted]

Either party may change the address to which notice shall be sent by giving notice of such change of address to the other party in the manner provided above.

20.        Waivers. The failure or delay of any party to enforce any provision of this Agreement shall in no way affect the right of such party to enforce the same or any other provision of this Agreement. The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver by such party of any succeeding breach of such provision or a waiver by such party of a breach of any other provision. The granting of any consent or approval by any party in any one instance shall not be construed to waive or limit the need for such consent or approval in any other or subsequent instance.

21.        Governing Law; Waiver of Jury Trial. The parties hereby agree that all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement, together with any dispute arising hereunder, shall be governed by the internal Laws of the State of Texas without giving effect to any choice of Law or conflict of Law provision or rule, notwithstanding that public policy in Texas or any other forum jurisdiction might indicate that the Laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise. Each party hereby irrevocably agree that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought exclusively in the courts of the State of Texas or any federal court of the District of Texas and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address provided in accordance with Section 19 above, such service to become effective ten (10) days after such mailing.

22.        Severability. If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced.

23.        Section Headings. Section headings are included in this Agreement for convenience of reference only, and shall in no way affect the meaning or interpretation of this Agreement.

24.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

25.        Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks in the United States are or may elect to be closed, then the final day shall be deemed to be the next day that is not Saturday, Sunday or such holiday.

26.        Enforcement of Rights; Decisions by the Board. Any and all decisions to be made by the Company in connection with enforcing the terms and provisions of this Agreement (or exercising any right or remedy hereunder) shall be made by a vote of the majority of the Board (excluding, for any such purpose, the vote of the Executive, if she is then serving on the Board).

27.        Cooperation with Regard to Litigation. The Executive agrees to cooperate with the Company, during the Term and thereafter, by being available as reasonably requested to testify on behalf of the Company or its subsidiaries in any action, suit or proceeding relating to the Company or its business, whether civil, criminal, administrative or investigative. In addition, except to the extent that the Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company or its subsidiaries, the Executive agrees to cooperate with the Company and its subsidiaries, during the Term and thereafter to assist the Company and its subsidiaries in any such action, suit or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or its subsidiaries, in each case, as reasonably requested by the Company. The Company agrees to pay (or reimburse, if already paid by the Executive) all reasonable expenses actually incurred in connection with the Executive's cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by the Executive.

28.        Joint Drafting. In recognition of the fact that the parties hereto had an equal opportunity to draft and to negotiate the language of this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable.

29.        Cumulative Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available, whether by contract, at law, in equity or otherwise.

30.        Indulgences; Waiver of Breach. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

31.        Assignment; Binding Nature of Agreement. This Agreement is personal to Executive, and Executive may not assign, delegate or transfer her rights or obligations hereunder. This Agreement is assignable by the Company in its sole and absolute discretion; provided that the assignee is not less creditworthy in any material respect than the Company. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon Executive, her heirs and legal representatives.

32.        No Statements or Promises to Executive. Executive acknowledges that no statements or promises have been made to Executive and Executive has not relied upon any statements or promises as an inducement to accept employment or sign this Agreement, except those statements contained herein.

33.        Withholding; Taxes. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation. Executive shall be responsible for all taxes (including self-employment taxes, if applicable) in connection with her status as a member of the Company for U.S. federal income tax purposes.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first written above.

PHCC OP, LP

By:
Name:
Title:

EXECUTIVE

By:
Name:
Title:

Paige Deskin Employment Agreement – Signature Page